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                                                                    EXHIBIT 10.8

                                                  Translated from French version

                                  June 18, 2004

                           TAX CONSOLIDATION AGREEMENT

                                      Among

                              UGI BORDEAUX HOLDING

                                       and

                      The companies belonging to its group

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                           TAX CONSOLIDATION AGREEMENT

AMONG :

(1) UGI BORDEAUX HOLDING, a simplified stock corporation with a stated capital of 85,568,435 euros, having its registered office located Immeuble Les Renardieres, 3 place de Saverne, 92400 Courbevoie, identified under number 452 431 232 RCS Nanterre, represented for purposes hereof by its President, Mr. Francois Varagne,

                              (Hereinafter referred to as the "PARENT COMPANY"),

                                                                        firstly,

AND

(2) AGZ HOLDING, a stock corporation with a stated capital of 35,126,800 euros, having its registered office located Immeuble Les Renardieres, 3 place de Saverne, 92400 Courbevoie, identified under number 413 765 108 RCS Nanterre, represented for purposes hereof by its Chairman, Mr. Francois Varagne.

                                 (Hereinafter referred to as the "AGZ HOLDING"),

                                                                       secondly,

AND

(3) ANTARGAZ, a stock corporation with a stated capital of 3,935,349 euros, having its registered office located at Immeuble les Renardieres, 3 place de Saverne, 92400 Courbevoie, identified under number 572 126 043 RCS Nanterre, represented for purposes hereof by its Chairman, Mr. Francois Varagne,

                                    (Hereinafter referred to as the "ANTARGAZ"),

                                                                        thirdly,

AND

(4) WOGEGAL S.A., a stock corporation with a stated capital of 596.600,28 euros, having its registered office located at Lieu Dit Les Mottais-19 bis rue du Champ Martin,35770 Vern sur Seiche identified under number 310 095 658 RCS Tours, represented for purposes hereof by its Chairman, Mr. Alain Duprez,

                                (Hereinafter referred to as the "WOGEGAL S.A."),

                                                                       fourthly,

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AND

(5) GAZ EST DISTRIBUTION, a stock corporation with a stated capital of 152,400 euros, having its registered office located at 109, boulevard d'Haussonville, 54000 Nancy, identified under number 421 283 615 RCS Nancy, represented for purposes hereof by its Chairman, Mr. Augustin Sarragallet,

                        (Hereinafter referred to as the "GAZ EST DISTRIBUTION"),

                                                                        fifthly,

AND

(6) NORD GPL SA, a stock corporation with a stated capital of euros, having its registered office located at Le Marais d'Epinoy - Parc d'Activites du Chateau - Rue Gay Lussac, 62220 Carvin, identified under number 422 265 504 RCS Bethune, represented for purposes hereof by its Chairman, Mr Eric Jagerschmidt,

                                 (Hereinafter referred to as the "NORD GPL SA"),

                                                                        sixthly,

AND

(7) RHONE MEDITERRANEE GAZ, a stock corporation with a stated capital of 151.758,24 euros, having its registered office located at Centre d'activites du Chateau de l'Ile - 6 rue leon Blum, 69320 Feyzin, identified under number 382 151 272 RCS Lyon, represented for purposes hereof by its, Mr Georges Sciberras,

                      (Hereinafter referred to as the "RHONE MEDITERRANEE GAZ"),

                                                                      seventhly,

AND

(8) AQUITAINE PYRENEES GAZ, a stock corporation with a stated capital of 135.163,56 euros, having its registered office located at 2 rue Aristide Berges, 82000 Montauban, identified under number 410 963 770 RCS Montauban, represented for purposes hereof by its Chairman, Mr. Alain Duprez

                      (Hereinafter referred to as the "AQUITAINE PYRENEES GAZ"),

                                                                        eigthly,

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(AGZ Holding, Antargaz, Wobegal S.A., Gaz Est Distribution, Nord GPL SA, Rhone
Mediterranee Gaz and Aquitaine Pyrenees Gaz are also hereinafter referred to as the "CONSOLIDATED COMPANIES" and, each individually, a "CONSOLIDATED COMPANY").

"Group" means all the companies within the perimeter of this tax consolidation agreement.

WHEREAS:

[A]   The Parent Company holds:

      - directly and indirectly through Financiere AGZ a simplified stock corporation 99.9%-held by the Parent Company, 35,126,795 out of the 35,126,800 shares constituting the share capital of AGZ Holding, i.e., 99.9 % of the rights to dividends and voting rights;

      - AGZ Holding holds 516,444 out of the 516,450 shares constituting the share capital of Antargaz, i.e., 99.9 % of the rights to dividends and voting rights;

      -     Antargaz holds :

            - 26,092 out of the 26,098 shares constituting the share capital of Wogegal S.A., i.e., 99.9 % of the rights to dividends and voting rights;

            - 9,994 out of the 10,000 shares constituting the share capital of Gaz Est Distribution, i.e., 99.9 % of the rights to dividends and voting rights;

            - 19,994 out of the 20,000 shares constituting the share capital of Nord GPL SA, i.e., 99.9 % of the rights to dividends and voting rights;

            - 2,923 out of the 2,928 shares (directly and indirectly) constituting the share capital of Rhone Mediterranee Gaz, i.e
                  99.9 % of the rights to dividends and voting rights;

      - Wogegal S.A. holds itself 8,863 out of the 8,869 shares constituting the share capital of Aquitaine Pyrenees Gaz, i.e., 99.9 % of the rights to dividends and voting rights;

[B] Further to the acquisition on March 31, 2004 by the Parent Company, which is a subsidiary of UGI Corporation Group, of all the shares of AGZ Holding not yet held by UGI Corporation and its subsidiaries, and further to the creation of a new tax consolidation between the Parent Company, AGZ Holding and its subsidiaries pursuant to Section 223 L-6-d of the French General Tax Code (hereinafter referred to as "GTC", it has been agreed to replace the tax consolidation agreement made between AGZ Holding and its subsidiaries on March 28, 2001 with a new tax consolidation agreement between the French Parent Company, and the Consolidated Companies.

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The Parent Company has opted for the tax regime applicable to certain groups of
French companies (hereinafter referred to as the "GROUP REGIME") provided by Sections 223 A and subs.. of the GTC, for a term of five fiscal years, tacitly renewable, as from April 1, 2004 (hereinafter referred to as the "CONSOLIDATION PERIOD" or the "OPTION PERIOD"), by way of registered letter with return receipt requested dated June 18, 2004. The Consolidated Companies granted their consent to the creation of the Group by registered letter with return receipt requested dated June 18, 2004. This Tax Consolidation Agreement replaces, nullifies and is in lieu of any other tax consolidation agreement, which may have been entered into by the companies parties hereto. This Tax Consolidation Agreement shall become effective as from April 1, 2004.

The terms and conditions of this Agreement were approved by decisions of the Boards of Directors of each of the Consolidated Companies.

Consequently, and in accordance with the provisions of Section 223 A paragraph 7 of the GTC, each Consolidated Company shall be jointly and severally liable for the payment of Corporate Income Tax (hereinafter referred to as "CIT"), of additional taxes complementing corporate income tax that are in effect on the date of execution hereof or which are to become effective during the Consolidation Period, of the minimum annual corporation tax ("imposition forfaitaire annuelle des societes") referred to in Section 223 septies of the GTC (hereinafter referred to as "IFA"), of the equalization tax ("precompte mobilier") referred to in Section 223 sexies of the GTC (hereinafter referred to as "PRECOMPTE"), of the special 25% tax on any distribution of profits made in 2005, as set forth by Article 95 of the French Finance Bill for 2004, and, as the case may be, of late interest, tax increases, penalties and related fines, for the payment of which the Parent Company is or may be liable. This joint and several obligation shall be limited to the amount of taxes and penalties that would be due by this Consolidated Company had it not been a member of the Group.

The purpose of the Agreement is to set the terms and conditions of sharing of CIT, of additional taxes complementing corporate income tax, of the Precompte, of the special 25% tax on distribution of profits made in 2005, of IFA, resulting from the Group Regime and the consequences of a Consolidated Company's exiting the Group. The CIT, the additional contribution complementing the CIT, the Precompte, the special 25% tax on distribution of profits made in 2005 and the IFA are hereinafter referred to as "TAX".

The parties' mutual intent is that the application of the Group Regime results in harming neither the Consolidated Companies nor their shareholders, nor the Parent Company, in contemplation of what their situation would have been like, absent any Group Regime. Notably, pursuant to the Agreement each Consolidated Company shall bear a tax burden equal to that it would have borne had it not been a member of the Group. Besides, potential tax savings resulting from the application of the Group Regime shall remain allocated to the Parent Company except as provided in article 1.6 of this Agreement.

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PARTIES HAVE AGREED AS FOLLOWS:

ARTICLE 1 DETERMINATION OF THE CONTRIBUTION PAID BY EACH CONSOLIDATED COMPANY TO THE PARENT COMPANY FOR THE IT

1.1 Each Consolidated Company which generates a net taxable profit, a long term capital gain, or both, during a fiscal year ended within the Option Period, shall pay the Parent Company, as contribution to the payment of CIT and of any additional taxes complementing CIT due by the Parent Company, an amount equal to the CIT and to the additional taxes which the aforementioned net taxable profit and/or capital gain would be subject to if the Group Regime was not applied (hereinafter referred to as the "CONTRIBUTION"). Therefore, for the purposes of determining such Contribution, the items which the Consolidated Company would be entitled to deduct absent any Group Regime will be deducted. In particular, the Consolidated Company shall be entitled to deduct its potential loss carry forwards.

      If a Consolidated Company generates a tax loss during the Option Period, it will not be entitled to any refund by the Parent Company in relation with such situation, even if the latter has opted for the carrying-back of Group losses and is consequently entitled to a tax refund by the French Tax Authorities.

1.2 For the purposes of this article, the IT rates applicable to the profits generated shall be, depending on the nature of the income:

      - the normal rate, its temporary or permanent increases which may be decided by law; and

      - the rate(s) applicable to long-term capital gains depending on their category, including any increases as referred to hereabove.

      The rates for additional taxes of any kind complementing CIT shall be those that would have applied to the Consolidated Company absent any Group Regime.

1.3 Each Consolidated Company shall pay its Contribution to the Parent Company at least ten days prior to the deadlines binding the Parent Company for the payment of the Group CIT and additional taxes to the Tax Authorities.

1.4 Each Consolidated Company shall record the tax burden that it should have assumed, had said company been taxed separately.

      Such burden shall correspond to the tax calculated on the profit indicated in tax form 2058-A-bis and 2058-B-bis, reduced by the prior losses of the Consolidated Company, tax credits, withholding taxes, research or training tax credits, which may be deducted from CIT.

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1.5   In the event that a Consolidated Company were in a situation where, absent any tax consolidation, it would have been reimbursed a tax credit by the Tax Authorities, including:

      -     research tax credit generated during the consolidation, and/or

      -     training tax credit generated during the consolidation,

      which may not be deducted from said Consolidated Company's CIT, the amount which the Consolidated Company may have received in this regard shall be paid by the Parent Company to the said Consolidated Company.

1.6   Notwithstanding the foregoing, and for purposes of application of article
      20.1 of the Senior Facilities Agreement dated June 26, 2003 between AGZ Holding and Calyon (as assignee of Credit Lyonnais) as amended from time to time (the "SENIOR FACILITIES AGREEMENT", the Parent Company undertakes, for each fiscal year included in the Consolidation Period, to repay to AGZ Holding an amount equal to the tax saving which AGZ Holding would have recorded in its financial statements in its capacity as parent company in the tax consolidation of AGZ Holding group, had it remained parent company of such group and had it applied the tax consolidation agreement previously effective between AGZ Holding and its subsidiaries. It is understood that this reallocation shall not result in placing AGZ Holding in a less favorable or more favorable position that it would have been in had it remained the head of the tax consolidation group. This repayment shall be implemented as follows:

      AGZ Holding, within fifteen (15) days following the annual approval of its financial statements by its general shareholders' meeting (i) shall calculate the amount of the accounting profit related to the tax saving which would have been generated by the application of the tax consolidation agreement previously effective between AGZ Holding and its subsidiaries and (ii) shall notify such amount to the Parent Company.

      The Parent Company, within fifteen (15) days from the receipt of this information, shall pay said amount to AGZ Holding by way of bank wire.

      From a legal standpoint, this payment may, at the Parent Company's election, be effected by way of subsidy or of capital increase. There shall be not interest charged by the Parent Company to AGZ Holding on any payment made by the Parent Company to AGZ Holding pursuant to this Section.

      In case of payment by way of subsidy, the Parent Company and AGZ Holding agree that said subsidy shall not be taken into account for determining the taxable profit on which is based the Contribution owed by AGZ Holding to the Parent Company. In addition, within thirty days from the annual approval by its general shareholders' meeting of the financial statements relating to the fiscal year when said subsidy shall be paid, AGZ Holding undertakes to repay the Parent Company an equivalent amount, if:

      - AGZ Holding is authorized to make such repayment under the conditions set forth in the Senior Facilities Agreement and in the Trust Deed of July 23, 2002, as amended from time to time, relating to the high yield notes issued by AGZ Finance, a Luxembourg subsidiary of AGZ Holding, (the "TRUST DEED");

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      - AGZ Holding is not in default with respect to the provisions of the
      Senior Facilities Agreement and the Trust Deed;

      - AGZ Holding has the necessary cash in order to effect this payment without resorting to a loan.

      These conditions shall be appreciated at the date of the relevant repayment.

      Should these conditions not be satisfied, the amount which may not be reimbursed to the Parent Company shall be rolled over and shall be payable during the following fiscal year, subject to the satisfaction of the conditions listed hereabove.

      The provisions of this Section 1.6 shall cease to apply immediately when all the amounts due to the Lenders under the Senior Facilities Agreement shall have been repaid.

ARTICLE 2 IFA

2.1 Each Consolidated Company shall pay the Parent Company, at the latest ten days prior to the legal deadline, an amount corresponding to the amount of the IFA that it would have paid, had it not opted for the Group Regime.

2.2 As an exception, for the fiscal year opening April 1, 2004, AGZ Holding shall be substituted to the other Consolidated Companies for the payment of IFA and shall continue to pay, for the period in question, such amounts on behalf of the said companies.

ARTICLE 3 CIT INSTALLMENTS

3.1 For the fiscal year opening April 1, 2004 on the one hand, and for the first CIT installment of the fiscal year opening April 1st, 2005, AGZ Holding shall be substituted to the other Consolidated Subsidiaries for the payment of IT installments and shall continue to pay, for the period in question, said amounts on behalf of the said companies.

3.2 As from the fiscal year opening April 1, 2004, and except for the first CIT installment of such fiscal year, each Consolidated Company shall pay the Parent Company four installments calculated by applying the rate provided by Section 360 to Appendix III to the GTC, to the base defined at article 3.3 below.

3.3 The first installment of each fiscal year of application of the Group Regime payable to the Parent Company shall be based on the taxable profit that was used for the determination of the Contribution paid by the Consolidated Company for the fiscal year preceding the latest fiscal year ended.

      The three other installments for each fiscal year are based on the taxable profit that was used for the determination of the Contribution paid by the Consolidated Company for the latest fiscal year ended.

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3.4   The Consolidated Company shall pay to the Parent company the amount of the
      CIT installments at the latest ten days prior to the legal deadline for paying the installments, as defined by Section 360 of Appendix III to the GTC.

3.5 As the case may be, the CIT installments surplus shall be reimbursed by the Parent Company to a Consolidated Company within thirty days following the deadline for the CIT balance payment.

ARTICLE 4 AVOIR FISCAUX AND TAX CREDITS

4.1 Each Consolidated Company shall transfer to the Parent Company the avoirs fiscaux and tax credit certificates attached to gains and income received, within thirty days from their receipt.

4.2 Avoirs fiscaux and tax credits attached to gains and income benefiting from the parent-subsidiary tax regime defined in Sections 145 and 216 of the GTC may be deducted from the gross amount of the Precompte or of the special 25% tax on distribution of profits made in 2005 due by the Parent Company in case of distribution.

ARTICLE 5 TRANSMISSION OF TAX RETURNS TO THE PARENT COMPANY

5.1 Each Consolidated Company shall transmit to the Parent Company its tax return and information necessary for the determination of consolidated result, as well as a statement of waived receivables and of direct and indirect subsidies granted between the Consolidated Company and another Consolidated Company, at least thirty days prior to the deadline for the Parent Company to file the consolidated result tax return.

5.2 Each Consolidated Company shall reimburse the Parent Company for the total amounts of interest, penalties and IT increases owed by the Parent Company for absence or delay in the filing of the consolidated result, if such lack or delay was caused by the late transmission to the Parent Company by the Consolidated Company of the returns and of the information indicated in the paragraph hereabove.

5.3 Each Consolidated Company shall reimburse the Parent Company for the fine provided at Section 1734 bis of the GTC, which may be due by the Parent Company for failing to mention, in the statement referred to at Section 223 B of the GTC, the waivers of receivables or the direct or indirect subsidies that the Consolidated Company itself failed to mention to the Parent Company on the statement provided at paragraph 5.1 hereabove, as long the Parent Company was not a party to said waivers of receivables and direct and indirect subsidies.

ARTICLE 6 PRECOMPTE/SPECIAL TAX ON PROFITS DISTRIBUTION

6.1 Dividend distributions made by the Parent Company to its shareholders shall not be included within the scope of the relationships among Consolidated Companies. Accordingly, the Agreement's purpose shall not consist in dealing with the treatment of possible implications of Precompte on the distributions made by the Parent Company to its shareholders.

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6.2   When the Precompte is payable by reason of a distribution made by a
      Consolidated Company of dividends that are not derived from the profit and/or a long-term capital gain made during the Option Period, the Precompte is borne by the Consolidated Company, which shall pay the corresponding amount to the Parent Company ten days before the legal due date of the Precompte, less the tax credits that would be offset against such Precompte in the absence of Group Regime.

6.3 The Consolidated Companies shall not withhold any amount corresponding to the Precompte due on the portion of the dividends derived from a profit and/or a long-term gain capital made during the Option Period, and paid to a shareholder other than the Parent Company. The Parent Company shall bear by itself the burden of the corresponding Precompte.

6.4 These provisions relating to the Precompte shall apply to the distributions of dividends made by the Consolidated Company until December 31, 2004 included. Distributions of dividends, and more generally any distribution of profits made as from January 1st, 2005 will not be subject to the Precompte but to the special 25% tax set forth by the 2004 Finance Act.

SPECIAL TAX ON THE DISTRIBUTION OF PROFITS

6.5 The special 25% tax due by the Consolidated Company by reason of its own distributions of profits shall be paid by the Parent Company to the Treasury and then reimbursed by the Consolidated Company to the Parent Company in the same conditions as those applicable to the Precompte (paragraph 5.1).

6.6 However, any special tax paid to the Treasury by the Parent Company shall create, to the benefit of the latter, a claim on the Treasury equal to the paid tax. Such claim shall be offset by equal portions on the CIT due by the Parent Company over the three following fiscal years.

6.7 Consequently, the amount of special tax paid by the Consolidated Company to the Parent Company by reason of a distribution made as from January 1st, 2005 by the Consolidated Company, shall constitute, for the Consolidated Company a claim on the Parent Company. The Parent Company shall reimburse the Consolidated Company the total amount of special tax paid by the latter in similar conditions to those that would have been applicable to the Consolidated Company should this company had not been consolidated, for the concerned fiscal years.

ARTICLE 7 SANCTIONS APPLICABLE TO LATE PAYMENTS MADE BY A CONSOLIDATED COMPANY TO THE PARENT COMPANY

7.1 When a Consolidated Company has not made a payment to the Parent Company at a date where the corresponding amount should have been paid pursuant to the provisions of the Agreement, it shall pay the Parent Company a surcharge based on the annual rate of the legal interest (hereinafter referred to as the "SURCHARGE").

7.2 Furthermore, if, by reason of the late payment of the Consolidated Company, the Parent Company is liable for default interest payment, penalties or tax surcharge superior to the

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      Surcharge, the Consolidated Company shall reimburse the Parent Company all of the excess (i) of interest payment, penalties and tax surcharge due by the Parent Company by reason of the late payment of the Consolidated Company on (ii) the amount of Surcharge that the latter has already paid.

ARTICLE 8 EXIT OF A CONSOLIDATED COMPANY DURING THE OPTION PERIOD AND TERMINATION OF THE GROUP REGIME

8.1 A Consolidated Company can exit the Group (hereinafter referred as the "EXIT") providing that it gives the other Consolidated Companies a written notice at least six months prior to the end of a fiscal year, the Exit taking necessarily place the first day of the following fiscal year. The Parent Company undertakes to fulfill the formalities required for the implementation of the Exit.

8.2 The Exit of a Consolidated Company from the Group may also occur if one of the conditions required for the creation of a tax consolidation is no longer fulfilled, and especially, if the Parent Company holds directly or indirectly less than 95% of its stated capital.

8.3 Moreover, the three following situations will result in the termination of the Group Regime :

      -     the Parent Company breaks the option at the end of the Option
            Period;

      -     the Parent Company is the only member of the Group ;

      - the Group does not meet one of the conditions stated in Article 223 A of the GTC.

8.4 The Exit of a Consolidated Company shall not result in the termination of this Agreement, which shall continue to apply among the other Consolidated Companies.

8.5 Consequences of the Exit of a Consolidated Company from the Group or of the termination of the Group Regime :

      8.5.1 Increase of the consolidated result

            The Parent Company shall owe the additional tax that it will possibly have to pay in case of Exit from the Group by a Consolidated Company.

      8.5.2 CIT installments

            The provisions of Article 223 N.2 of the GTC, pursuant to which he Parent Company bears the payment of CIT installments for the leaving Consolidated Company for the 12-month period starting at the beginning of the fiscal year during which it leaves the Group, create a claim on the leaving Consolidated Company at the benefit of the Parent Company, on each of the installments due date. The corresponding claim shall be reimbursed by the Consolidated Company on the date of the Exit, at the latest, for the installments already paid, and for the others, ten days prior to their legal due date. The Consolidated Company shall

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            grant the Parent Company, in guarantee for the payment of such amounts, any security that the latter could reasonably request.

      8.5.3 Consolidation termination agreement

            The Parent Company and the exiting company shall agree on the drafting of a consolidation termination agreement.

ARTICLE 9 TAX ADJUSTMENTS

9.1 The Parent Company, as the unique person liable for tax, shall bear towards the tax administration the consequences of the adjustments made on the tax profits of each of the Consolidated Company for the fiscal years during which the Group Regime applies.

9.2 Consequently, if the profits of a Consolidated Company, for a fiscal year during which the Group Regime applies, are subject to adjustments (hereinafter referred as the "ADJUSTMENTS"), the Consolidated Company that has suffered the Adjustments shall pay the Parent Company a sum corresponding to the additional taxations and to the interest and penalties paid pursuant to the Adjustments and calculated in accordance with the provisions of this Agreement, ten days prior to the due dates.

9.3 The Consolidated Company shall assume the responsibility of challenging the Adjustments. It may choose any counsel to do so. The Consolidated Company shall bear the costs and fees relating to the challenging of the Adjustment. The strategy and defenses to be used shall be determined by the Consolidated Company with prior consent of the Parent Company on the said strategy as well as on any other contemplated compromise or transaction.

9.4 The Parent Company shall have access to any document that is in possession of the Consolidated Company and that would be necessary for the challenging of the Adjustments.

9.5 The provisions of Sections 9.2, 9.3 et 9.4 above shall apply similarly during or after the Option Period and before or after the Exit.

      If the examination of the accounts of a Consolidated Company for a fiscal year belonging to the Option Period takes place after the Option Period or after the Exit, the Parent Company shall communicate to the Consolidated Company and the Consolidated Company shall communicate to the Parent Company within 8 days from the receipt of a copy of all notice of examination of accounts, or notice of adjustments, or objections or document relating, directly or indirectly, to the examination of accounts procedure.

9.6 The Parent Company shall return to the Consolidated Company any tax relief and payment of late interest that the latter is entitled to upon the granting of a refund, in the limit of what it would have received from the tax administration should it have not been a member of the Group.

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ARTICLE 10 TERM

This Agreement is concluded for a term of five fiscal years, as from April 1st, 2004.

It will be automatically renewed, for the same term, at each renewal of the option by the Parent Company.

The term of 5 years as provided in paragraph 1 hereabove shall not apply in cases of Exit from the Group by a Company or of termination of the Group. In these cases, the parties shall stay bound by their obligations, by reason of their membership to the Group, until they effectively fulfill these obligations. That will be specially the case when a tax control, taking place after the Exit from the Group by a Company or at the termination of the Group, concerns a fiscal year during which the Group Regime did apply.

ARTICLE 11 CONSOLIDATION OF NEW SUBSIDIARIES

This Agreement with all its provisions shall continue to apply in case of consolidation of new subsidiaries by the Parent Company. Upon their joining the Group, these new subsidiaries shall enter this Agreement by signing an amendment with all the parties to the Agreement.

ARTICLE 12 JURISDICTION

Any difficulty relating to the validity, the interpretation or the execution of this Agreement shall be submitted to the jurisdiction of the Commerce Tribunal of Nanterre.

In Courbevoie, June 18, 2004
Made in 8 originals

UGI BORDEAUX HOLDING
Represented by Mr. Francois Varagne

AGZ HOLDING
Represented by Mr. Francois Varagne

ANTARGAZ
Represented by Mr. Francois Varagne

WOGEGAL S.A.
Represented by Mr. Alain Duprez

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GAZ EST DISTRIBUTION
Represented by Mr. Augustin Sarragallet

NORD GPL SA
Represented by Mr. Eric Jagerschmidt

RHONE MEDITERRANEE GAZ
Represented by Mr. Georges Sciberras

AQUITAINE PYRENEES GAZ
Represented by Mr. Alain Duprez

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